EXHIBIT 11. COMPUTATION OF EARNINGS PER COMMON SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE (in thousands, except per share amounts; unaudited) (A,B)
                                                                   Three Months            YTD Six Months
For the Periods Ended June 30, 1998 and 1997                       1998        1997        1998        1997
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME:
Net income per consolidated income statements                    55,907      51,204     117,276     101,207
Subtract dividend requirement of preferred stock                      7           8          14          16
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME APPLICABLE TO COMMON STOCK (BASIC)                    55,900      51,196     117,262     101,191
Add dividend requirement of preferred stock                           7           8          14          16
-----------------------------------------------------------  ----------  ----------  ----------  ----------
NET INCOME DILUTED                                               55,907      51,204     117,276     101,207
===========================================================  ==========  ==========  ==========  ==========
EARNINGS PER COMMON SHARE BASIC                                    0.30        0.29        0.63        0.56
EARNINGS PER COMMON SHARE DILUTED                                  0.29        0.28        0.60        0.54
===========================================================  ==========  ==========  ==========  ==========
SHARES OUTSTANDING (AVERAGE):
Common shares                                                   188,867     183,348     188,716     183,111
Treasury shares                                                  (1,244)     (3,989)     (1,733)     (3,322)
-----------------------------------------------------------  ----------  ----------  ----------  ----------
COMMON SHARES BASIC (AVG)                                       187,623     179,359     186,983     179,789
Common share equivalents for options                              6,459       5,834       6,620       5,758
Preferred share equivalents                                         389         416         390         417
-----------------------------------------------------------  ----------  ----------  ----------  ----------
COMMON SHARES DILUTED (AVG)                                     194,471     185,609     193,993     185,964
===========================================================  ==========  ==========  ==========  ==========

Notes:
(A) All FSCO financial statements have been restated to reflect the following:
    - the May 29, 1998, acquisition of California State Bank in a pooling-of-interests merger.
    - two separate 3-for-2 stock splits in the form of 50% stock dividends paid in May 1997 and February 1998.
(B) Earnings Per Common Share Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 41.00625 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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